UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13d - 102)

Information to be included in statements filed pursuant

to Rules 13d-1(b), (c) and (d) and amendments thereto filed

pursuant to 13d-2(b)

(AMENDMENT NO. 1)*

FirstFed Financial Corp.

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

337907109

(CUSIP Number)

December 31, 2008

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule

pursuant to which this Schedule is filed:

☐   Rule 13d-1(b)

☒   Rule 13d-1(c)

☐   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the Following Pages)

CUSIP No. 337907109

1.	NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Partners, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH

REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%

12.	TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 337907109

1.	NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

LCG Select, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH

REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%

12.	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 337907109

1.	NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Spectrum, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH

REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%

12.	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 337907109

1.	NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Partners Offshore, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH

REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

236,557

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

236,557

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

REPORTING PERSON

236,557

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.7%

12.	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 337907109

1.	NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

LCG Select Offshore, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH

REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

127,042

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

127,042

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

REPORTING PERSON

127,042

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.9%

12.	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 337907109

1.	NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Spectrum Offshore, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH

REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

17,509

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

17,509

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

REPORTING PERSON

17,509

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.1%

12.	TYPE OF REPORTING PERSON*

CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 337907109

1.	NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Group, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH

REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

406,356

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

406,356

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

REPORTING PERSON

406,356

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.0%

12.	TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 337907109

1.	NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH

REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

406,356

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

406,356

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

REPORTING PERSON

406,356

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.0%

12.	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 337907109

1.	NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

LCG Holdings, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH

REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%

12.	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 337907109

1.	NAME OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Christian Leone

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)	☒
(b)	☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

406,356

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

406,356

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH

REPORTING PERSON

406,356

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.0%

12.	TYPE OF REPORTING PERSON*

IN, HC

*SEE INSTRUCTIONS BEFORE FILLING OUT!

This statement is filed with respect to the shares of common stock (the “Common Stock”) of FirstFed Financial Corp. (the “Issuer”) beneficially owned by the Reporting Persons identified below as of December 31, 2008, and amends and supplements the Schedule 13G originally filed on June 16, 2008 (collectively, the “Schedule 13G”). Except as set forth herein, the Schedule 13G is unmodified.

The names of the persons filing this statement on Schedule 13G are:

•	Luxor Capital Partners, LP, a Delaware limited partnership (the “Onshore Fund”).
•	LCG Select, LLC, a Delaware limited liability company (the “Select Onshore Fund”).
•	Luxor Spectrum, LLC, a Delaware limited liability company (the “Spectrum Onshore Fund”);
•	Luxor Capital Partners Offshore, Ltd., a Cayman Islands exempted company (the “Offshore Fund”).
•	LCG Select Offshore, Ltd., a Cayman Islands exempted company (the “Select Offshore Fund”).
•	Luxor Spectrum Offshore, Ltd., a Cayman Islands exempted company (the “Spectrum Offshore Fund”).
•	Luxor Capital Group, LP, a Delaware limited partnership (“Luxor Capital Group”).
•	Luxor Management, LLC, a Delaware limited liability company (“Luxor Management”).
•	LCG Holdings, LLC, a Delaware limited liability company (“LCG Holdings”).
•	Christian Leone, a United States Citizen (“Mr. Leone”).
ITEM 4.	OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

(i) None of the Onshore Fund, the Select Onshore Fund, the Spectrum Onshore Fund or LCG Holdings beneficially owns any shares of Common Stock.

(ii) The Offshore Fund owns 236,557 shares of Common Stock.

(iii) The Select Offshore Fund owns 127,042 shares of Common Stock.

(iv) The Spectrum Offshore Fund owns 17,509 shares of Common Stock.

(v) Luxor Capital Group, as the investment manager of the Offshore Fund, the Select Offshore Fund and the Spectrum Offshore Fund, may be deemed to beneficially own the 381,108 shares of Common Stock held by them, and an additional 25,248 shares of Common Stock held in accounts that it separately manages.

(vi) Luxor Management and Mr. Leone may each be deemed to be the beneficial owners of the shares of Common Stock beneficially owned by Luxor Capital Group.

(vii) Mr. Leone may be deemed to be the beneficial owner of the hares of Common Stock beneficially owned by LCG Holdings.

(viii) Collectively, the Reporting Persons beneficially own 406,356 shares of Common Stock.

(b)	Percent of Class:

(i) The Offshore Fund’s ownership of 236,557 shares of Common Stock represents 1.7% of all of the outstanding shares of Common Stock outstanding based on the 13,684,553 shares of Common Stock outstanding as of November 1, 2008 as reported in the Issuer’s Form 10-Q filed on November 10, 2008 for the period ended September 30, 2008.

(ii) The Select Offshore Fund’s ownership of 127,042 shares of Common Stock represents 0.9% of all of the outstanding shares of Common Stock.

(iii) The Spectrum Offshore Fund’s ownership of 17,509 shares of Common Stock represents 0.1% of all of the outstanding shares of Common Stock.

(iv) Luxor Capital Group’s, Luxor Management’s and Mr. Leone’s beneficial ownership of 406,356 shares of Common Stock represents 3.0% of all of the outstanding shares of Common Stock.

(v) Collectively, the Reporting Persons’ beneficial ownership of 406,356 shares of Common Stock represents 3.0% of all of the outstanding shares of Common Stock.

(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote of Common Stock:

Not applicable.

(ii)	Shared power to vote or to direct the vote of Common Stock:

The Offshore Fund, Luxor Capital Group, Luxor Management and Mr. Leone have shared power to vote or direct the vote of the 236,557 shares of Common Stock held by the Offshore Fund.

The Select Offshore Fund, Luxor Capital Group, Luxor Management and Mr. Leone have shared power to vote or direct the vote of the 127,042 shares of Common Stock held by the Select Offshore Fund.

The Spectrum Offshore Fund, Luxor Capital Group, Luxor Management and Mr. Leone have shared power to vote or direct the vote of the 17,509 shares of Common Stock held by the Spectrum Offshore Fund.

Luxor Capital Group, Luxor Management and Mr. Leone have shared power to vote or direct the vote of the 25,248 shares of Common Stock beneficially owned by Luxor Capital Group through the separate accounts it manages.

(iii)	Sole power to dispose or to direct the disposition of Common Stock:

Not applicable.

(iv)	Shared power to dispose or to direct the disposition of Common Stock:

The Offshore Fund, Luxor Capital Group, Luxor Management and Mr. Leone have shared power to dispose or direct the disposition of the 236,557 shares of Common Stock held by the Offshore Fund.

The Select Offshore Fund, Luxor Capital Group, Luxor Management and Mr. Leone have shared power to dispose or direct the disposition of the 127,042 shares of Common Stock held by the Select Offshore Fund.

The Spectrum Offshore Fund, Luxor Capital Group, Luxor Management and Mr. Leone have shared power to dispose or direct the disposition of the 17,509 shares of Common Stock held by the Spectrum Offshore Fund.

Luxor Capital Group, Luxor Management and Mr. Leone have shared power to dispose or direct the disposition of the 25,248 shares of Common Stock beneficially owned by Luxor Capital Group through the separate accounts it manages.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

ITEM 10.	CERTIFICATION.

By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated:	February 17, 2009

LUXOR CAPITAL PARTNERS, LP
By: LCG Holdings, LLC, as General Partner

By: /s/ Norris Nissim
Norris Nissim, General Counsel

LUXOR SELECT, LLC
By: LCG Holdings, LLC, as Managing Member

By: /s/ Norris Nissim
Norris Nissim, General Counsel

LUXOR SPECTRUM, LLC
By: LCG Holdings, LLC, as Managing Member

By: /s/ Norris Nissim
Norris Nissim, General Counsel

LUXOR CAPITAL PARTNERS OFFSHORE, LTD.
By: Luxor Capital Group, LP, as investment manager

By: /s/ Norris Nissim
Norris Nissim, General Counsel

LCG SELECT OFFSHORE, LTD.
By: Luxor Capital Group, LP, as investment manager

By: /s/ Norris Nissim
Norris Nissim, General Counsel

LUXOR SPECTRUM OFFSHORE, LTD.
By: Luxor Capital Group, LP, as investment manager

By: /s/ Norris Nissim
Norris Nissim, General Counsel

LUXOR CAPITAL GROUP, LP
By: Luxor Management, LLC, as General Partner

By: /s/ Norris Nissim
Norris Nissim, General Counsel

LCG HOLDINGS, LLC

By: /s/ Norris Nissim
Norris Nissim, General Counsel

LUXOR MANAGEMENT, LLC

By: /s/ Norris Nissim
Norris Nissim, General Counsel

/s/ Elena Cimador
Elena Cimador, as Attorney-in-Fact for Christian Leone

EXHIBIT C

POWER OF ATTORNEY

The undersigned hereby makes, constitutes and appoints each of Adam Miller and Elena Cimador as the undersigned’s true and lawful authorized representative, attorney-in-fact and agent, each with the power individually to execute for and on behalf of the undersigned and to file with and deliver to the United States Securities and Exchange Commission and any other authority or party required or entitled to receive the same: (a) any Forms 3, 4 and 5, and any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules promulgated thereunder; and (b) any Schedule 13D or Schedule 13G, and any amendments thereto, on behalf of the undersigned in accordance with Section 13 of the 1934 Act and the rules promulgated thereunder.

The undersigned also hereby grants to each such attorney-in-fact the full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that each of the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 or any other provision of the 1934 Act or the rules promulgated thereunder.

This Power of Attorney shall remain in full force and effect until earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of January 20, 2006.

/s/ Christian Leone

Christian Leone

ACKNOWLEDGEMENT IN NEW YORK STATE

STATE OF NEW YORK	)

: ss.:

COUNTY OF NEW YORK)

On January 20, 2006, before me, the undersigned personally appeared, Christian Leone, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/  Michael J. Sadler

Notary Public

[Notary Stamp and Seal]